Exhibit 99.1

Contact: Charity Frantz
October 17, 2024	570-724-0225
charityf@cnbankpa.com

C&N DECLARES DIVIDEND AND ANNOUNCES THIRD QUARTER 2024 UNAUDITED FINANCIAL RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (“C&N”) (NASDAQ: CZNC) announced its most recent dividend declaration and its unaudited, consolidated financial results for the three-month and nine-month periods ended September 30, 2024. C&N’s principal activity is community banking, and the largest subsidiary is Citizens & Northern Bank (the “Bank”).

Highlights:

●	Net income was $6,365,000, or $0.41 diluted earnings per share for the third quarter 2024, up from $6,113,000, or $0.40 per diluted share in the second quarter 2024, and down from $7,591,000, or $0.50 per diluted share in the third quarter 2023. Net income for the nine months ended September 30, 2024 was $17,784,000, or $1.16 diluted earnings per share, down from $19,887,000, or $1.29 diluted earnings per share for the first nine months of 2023.
●	In the third quarter 2024, net interest income was $711,000 higher than in the second quarter 2024 and $493,000 higher than in the third quarter 2023. The net interest margin was 3.29% in the third quarter 2024 as compared to 3.31% in the second quarter 2024 and 3.35% in the third quarter 2023. For the nine months ended September 30, 2024, net interest income was $2,164,000 lower than in the first nine months of 2023. The net interest margin was 3.30% for the first nine months of 2024, down from 3.53% in the corresponding period of 2023.
●	The provision for credit losses was $1,207,000 and $2,726,000 in the third quarter 2024 and in the first nine months of 2024, respectively, compared to a credit for credit losses (reduction in expense) of $1,225,000 and $765,000 in the third quarter 2023 and the first nine months of 2023, respectively. At September 30, 2024, the allowance for credit losses (“ACL”) was $20,442,000, or 1.08% of gross loans receivable, up from $19,208,000, or 1.04% of gross loans receivable, at December 31, 2023.
●	Total loans receivable were $443,000 lower at September 30, 2024 compared to June 30, 2024. Average loans receivable increased 1.1% (annualized) during the third quarter 2024 from the second quarter 2024. Average loans receivable were higher by 5.6% for the nine months ended September 30, 2024, as compared to the first nine months of 2023.
●	Nonperforming loans totaled $24.5 million, or 1.29% of total loans, at September 30, 2024, up from $19.6 million, or 1.04% of total loans, at June 30 2024 and $18.4 million, or 0.99% of total loans, at December 31, 2023. Total nonperforming assets were 0.92% of total assets at September 30, 2024, up from 0.76% at June 30, 2024 and up from 0.75% at December 31, 2023. The increase in nonperforming assets in the third quarter 2024 included the impact of classifying commercial construction and land loans to two borrowers with carrying balances totaling $6.7 million as nonaccrual at September 30, 2024.
●	Deposits totaled $2,135,879,000 at September 30, 2024, up $76,570,000 (3.7%) from $2,059,309,000 at June 30, 2024, despite a decrease in brokered deposits of $14,450,000. Total deposits of $2,135,879,000, excluding brokered deposits of $45,051,000, were up $91,020,000 (4.6%) at September 30, 2024 from June 30, 2024. Average total deposits increased 13.5% (annualized) during the third quarter 2024 from the second quarter 2024 and were 4.0% higher for the nine months ended September 30, 2024, as compared to the first nine months of 2023.
●	At September 30, 2024, estimated uninsured and uncollateralized deposits totaled 21.9% of the Bank’s total deposits. C&N maintains highly liquid sources of available funds, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia and available federal funds lines with other banks, as well as available-for-sale debt securities with a fair value in excess of collateral obligations. At September 30, 2024, available funding from these sources totaled 160.8% of uninsured deposits and 223.2% of uninsured and uncollateralized deposits.

Dividend Declared and Unaudited Financial Information

On October 17, 2024, C&N’s Board of Directors declared a regular quarterly cash dividend of $0.28 per share. The dividend is payable on November 8, 2024 to shareholders of record as of October 28, 2024.

Highlights related to C&N’s third quarter and September 30, 2024 year-to-date unaudited U.S. GAAP earnings results as compared to results for the second quarter 2024, third quarter 2023 and nine months ended September 30, 2023 are presented below.

Third Quarter 2024 as Compared to Second Quarter 2024

Net income was $6,365,000, or $0.41 per diluted share, for the third quarter 2024 as compared to $6,113,000, or $0.40 per diluted share, for the second quarter 2024.

◾	Net interest income of $20,156,000 in the third quarter 2024 increased $711,000 from the second quarter 2024. Average total earning assets increased $75,598,000 from the prior quarter, as average interest-bearing due from banks increased $76,746,000. Average total deposits increased $68,134,000 and average loans receivable increased $5,084,000 in the third quarter 2024 from the total for the prior quarter. The net interest margin was 3.29% in the third quarter 2024, down 0.02% from 3.31% in the second quarter 2024. The net interest spread decreased 0.06%, as the average rate on interest-bearing liabilities increased 0.12%, while the average yield on earning assets increased 0.06%.

◾	For the quarter ended September 30, 2024, there was a provision for credit losses of $1,207,000, an increase of $642,000 compared to $565,000 in the second quarter 2024. The provision for the third quarter 2024 included a provision related to loans receivable of $1,297,000 and a credit related to off-balance sheet exposures of $90,000. In the third quarter 2024, the provision related to loans receivable included the impact of increases in the ACL from an increase in estimated future net charge-offs related to an economic forecast, an increase in C&N’s average net charge-off experience and an increase in qualitative factors partially offset by reductions in specific allowances on individually evaluated commercial loans. During the third quarter 2024, there was a partial charge-off of $640,000 on a non-owner occupied commercial real estate office loan with a specific allowance of $455,000 at June 30, 2024 and a partial charge-off of $427,000 on two commercial construction and land loans to one borrower with a specific allowance of $447,000 at June 30, 2024. In the third quarter 2024, net charge-offs totaled $1,237,000. The ACL on loans was 1.08% of gross loans receivable at September 30, 2024 and June 30, 2024.

◾	Noninterest income of $7,133,000 in the third quarter 2024 decreased $721,000 from the second quarter 2024 amount. Significant variances included the following:

➢	Other noninterest income of $1,123,000 decreased $820,000 from the second quarter 2024, as the second quarter 2024 included income of $841,000 recognized from tax credits related to donations.

➢	Net gains from sale of loans of $360,000 increased $125,000 from the second quarter 2024, reflecting an increase in volume of residential mortgage loans sold.

◾	Noninterest expense of $18,269,000 in the third quarter 2024 decreased $986,000 from the second quarter 2024 amount. Significant variances included the following:

➢	Other noninterest expense of $2,637,000 decreased $800,000 from the second quarter 2024. Within this category, donations expense decreased $986,000 from the second quarter 2024 as second quarter results included the impact of donations totaling $933,000 under the Pennsylvania Educational Improvement Tax Credit program which generated the second quarter income from tax credits of $841,000 noted above.

➢	Salaries and employee benefits expense of $10,875,000 decreased $148,000 from the second quarter 2024 including a decrease in health insurance expense of $376,000 resulting from a reduction in claims incurred on C&N’s partially self-insured plan.
◾	The income tax provision of $1,448,000, or 18.5% of pre-tax income for the third quarter 2024 increased $82,000 from $1,366,000, or 18.3% of pre-tax income, for the second quarter 2024 reflecting an increase in pre-tax income for the quarter.

Third Quarter 2024 as Compared to Third Quarter 2023

Third quarter 2024 net income was $6,365,000, or $0.41 per diluted share, as compared to $7,591,000, or $0.50 per diluted share, in the third quarter 2023. Significant variances were as follows:

◾	Net interest income of $20,156,000 in the third quarter 2024 was $493,000 higher than in the third quarter 2023. Average earning assets were $106,852,000 higher in the third quarter 2024 as compared to the third quarter 2023 as average total deposits increased $94,562,000. The net interest margin was 3.29% in the third quarter 2024, down from 3.35% in the third quarter 2023. The interest rate spread decreased 0.18%, as the average rate on interest-bearing liabilities increased 0.62%, while the average yield on earning assets increased 0.44%.

◾	For the quarter ended September 30, 2024, there was a provision for credit losses of $1,207,000, an increase of $2,432,000 in expense compared to a credit for credit losses (reduction in expense) of $1,225,000 in the third quarter 2023. The ACL as a percentage of gross loans receivable was 1.08% at September 30, 2024 as compared to 0.99% at September 30, 2023.

◾	Noninterest income of $7,133,000 in the third quarter 2024 increased $644,000 from the third quarter 2023 amount. Significant variances included the following:

➢	Earnings from the increase in cash surrender value of life insurance of $458,000 increased $298,000 from the third quarter 2023 reflecting the earnings on additional Bank-Owned Life Insurance purchased in December 2023.

➢	Brokerage and insurance revenue of $523,000 increased $129,000 due to an increase in sales volume.

➢	Net gains from sale of loans of $360,000 increased $123,000 from the third quarter 2023, reflecting an increase in volume of residential mortgage loans sold.

➢	Service charges on deposit accounts increased $103,000 from the third quarter 2024 reflecting an increase in volume of fees.

◾	Noninterest expense of $18,269,000 in the third quarter 2024 increased $329,000 (1.8%) from the third quarter 2023 including increases of $109,000 in net occupancy and equipment expense, $68,000 in professional fees, $60,000 in other expenses and $59,000 in data processing and telecommunications expenses.

◾	The income tax provision of $1,448,000, or 18.5% of pre-tax income for the third quarter 2024 decreased $398,000 from $1,846,000 or 19.6% of pre-tax income, for the third quarter 2023 consistent with the decrease in pre-tax income.

Nine Months Ended September 30, 2024 as Compared to Nine Months Ended September 30, 2023

Net income for the nine-month period ended September 30, 2024 was $17,784,000, or $1.16 per diluted share, as compared to $19,887,000, or $1.29 per diluted share, for the first nine months of 2023. Significant variances were as follows:

◾	Net interest income totaled $58,642,000 in the nine months ended September 30, 2024, a decrease of $2,164,000 from the total for the first nine months of 2023. The net interest margin was 3.30% for the first nine months of 2024, down from 3.53% in the corresponding period of 2023. The interest rate spread decreased 0.39%, as the average rate on interest-bearing liabilities was higher by 0.89% while the average yield on earning assets increased 0.50%. Average total earning assets increased $68,438,000. Average total loans increased $99,838,000 (5.6%) and average total deposits increased $77,578,000 (4.0%).

◾	For the nine months ended September 30, 2024, the provision for credit losses was $2,726,000, compared to a credit for credit losses (reduction in expense) of $765,000 in the first nine months of 2023 resulting in an increase of $3,491,000. For the nine months ended September 30, 2024, the provision related to loans receivable included the impact of increases in the ACL from an increase in qualitative adjustments related to changes in external indexes and an increase in past due and nonaccrual loans as well as net charge-offs in excess of specific allowances at December 31, 2023. The credit related to loans receivable for the nine months ended September 30, 2023 was mainly attributable to qualitative adjustments in concentrations of credit based on loan type, lending policies and procedures and changes in external indexes, as well as a reduction in C&N’s average net charge-off experience, used in the calculation of the ACL. In the first nine months of 2024, the ACL increased $1,234,000 to 1.08% of loans receivable at September 30, 2024 as compared to 1.04% at December 31, 2023. For the nine months ended September 30, 2024, net charge-offs totaled $1,589,000, or 0.11% (annualized) of average loans receivable as compared to $225,000 or 0.02% annualized for the first nine months of 2023.

◾	Noninterest income totaled $21,662,000 in the first nine months of 2024, up $2,929,000 from the total for the first nine months of 2023. Significant variances included the following:

➢	Earnings from the increase in cash surrender value of life insurance of $1,372,000 increased $922,000 reflecting earnings on additional Bank-Owned Life Insurance purchased in December 2023.

➢	Other noninterest income of $4,083,000 increased $641,000 as dividends on FHLB-Pittsburgh and Federal Reserve stock totaled $1,292,000, an increase of $400,000, and income from tax credits related to donations increased $120,000.

➢	Brokerage and insurance revenue of $1,589,000 increased $400,000 due to an increase in sales volume.

➢	Trust revenue of $5,857,000 increased $357,000, consistent with appreciation in the trading prices of many U.S. equity securities and includes revenue from new business.

➢	Net gains from sale of loans of $786,000 increased $336,000, reflecting an increase in volume of residential mortgage loans sold.

➢	Service charges on deposit accounts of $4,336,000 increased $215,000 reflecting an increase in volume of fees.

◾	Noninterest expense totaled $55,828,000 for the first nine months of 2024, a decrease of $79,000 from the total for the first nine months of 2023. Significant variances included the following:

➢	Other noninterest expense of $7,936,000 decreased $507,000. Within this category, significant variances included the following:

◾	For the first nine months of 2024, there was a reduction in expense of $513,000 related to the defined benefit postretirement medical benefit plan, including a curtailment of $469,000 related to plan adjustments in the first quarter 2024. In comparison, in the first nine months of 2023, there was a reduction in expense associated with the postretirement plan of $15,000.
◾	Legal fees totaled $491,000 in the first nine months of 2024, a decrease of $209,000, mainly due to lower fees incurred related to non-litigation-related corporate matters.
➢	Professional fees of $1,625,000 decreased $363,000 as 2023 included $389,000 of conversion costs related to a change in Wealth Management platform for providing brokerage and investment advisory services.

➢	Salaries and employee benefits expense of $33,460,000 increased $378,000, including an increase in base salaries expense of $690,000, or 3.1% and an increase of $451,000 in cash and stock-based incentive compensation, while estimated contributions to the Employee Stock Ownership Plan and Supplemental Executive Retirement Plan decreased $638,000 and health insurance expense decreased $344,000.

◾	The income tax provision of $3,966,000, or 18.2% of pre-tax income for the nine months ended September 30, 2024 decreased $708,000 from $4,674,000, or 19.0% of pre-tax income for nine months ended September 30, 2023. The decrease in income tax provision in 2024 reflected the decrease in pre-tax income of $2,811,000.

Other Information:

Changes in other unaudited financial information are as follows:

◾	Total assets amounted to $2,670,822,000 at September 30, 2024, up from $2,593,122,000 at June 30, 2024 and $2,483,949,000 at September 30, 2023.

◾	Cash and due from banks totaled $184,213,000 at September 30, 2024, up from $100,412,000 at June 30, 2024 and $52,658,000 at September 30, 2023. The more elevated cash position at September 30, 2024 includes the impact of strong deposit growth.

◾	The amortized cost of available-for-sale debt securities decreased to $447,392,000 at September 30, 2024 from $453,944,000 at June 30, 2024 and $505,440,000 at September 30, 2023. The fair value of available-for-sale debt securities at September 30, 2024 was lower than the amortized cost basis by $38,970,000, or 8.7%. In comparison, the aggregate unrealized loss position was $52,799,000 (11.6%) at June 30, 2024 and $76,302,000 (15.1%) at September 30, 2023. The unrealized loss position of the portfolio has resulted from an increase in interest rates as compared to rates when the securities were purchased. The volatility in the fair value of the portfolio has resulted from changes in interest rates. Management reviewed the available-for-sale debt securities as of September 30, 2024 and concluded, as of such date, that there were no credit-related declines in fair value and no allowance for credit losses was recorded as of September 30, 2024.

◾	Gross loans receivable totaled $1,892,764,000 at September 30, 2024, a decrease of $443,000 from total loans at June 30, 2024 and an increase of $62,094,000 (3.4%) from total loans at September 30, 2023. In comparing outstanding balances at September 30, 2024 and 2023, total commercial loans were up $55,463,000 (4.1%), reflecting growth in owner occupied commercial real estate loans of $35,365,000 and other commercial loans of $36,282,000 offset by a decrease of $16,184,000 in non-owner occupied commercial real estate loans. Within other commercial loans, the outstanding balance of commercial construction and land loans increased $14,241,000, commercial and industrial loans increased $12,245,000, commercial lines of credit increased $6,272,000 and loans to political subdivisions increased $5,064,000. Total residential mortgage loans were down $2,584,000 (0.6%), and total consumer loans increased $9,215,000 (16.3%). The outstanding balance of residential mortgage loans originated and serviced by C&N that have been sold to third parties was $325.0 million at September 30, 2024, up $6.5 million (2.0%) from September 30, 2023.

◾	At September 30, 2024, the recorded investment in non-owner occupied commercial real estate loans for which the primary purpose is utilization of office space by third parties was $96,241,000, or 5.1% of gross loans receivable. At September 30, 2024, within this segment there were two loans with a total recorded investment of $3,204,000 in nonaccrual status with a specific allowance of $14,000 on one loan. During the third quarter 2024, there was a partial charge-off of $640,000 on the other office loan in nonaccrual status which had a specific allowance of $455,000 at June 30, 2024. The charge-off resulted from a decrease in the appraised value of property which is the primary source of collateral. At September 30, 2024, the carrying value of this loan was $1,846,000. At September 30, 2024, there was no specific allowance on this loan though it remained in nonaccrual status. The remainder of the non-owner occupied commercial real estate loans with a primary purpose of office space utilization were in accrual status with no specific allowance at September 30, 2024.

◾	Total nonperforming assets as a percentage of total assets was 0.92% at September 30, 2024, up from 0.76% at June 30, 2024 and 0.70% at September 30, 2023. Total nonperforming assets were $24.6 million at September 30, 2024, up from $19.8 million at June 30, 2024 and $17.4 million at September 30, 2023. The increase in nonperforming assets at September 30, 2024 as compared to June 30, 2024 included the impact of classifying commercial construction and land loans to two borrowers with carrying balance totaling $6.7 million at September 30, 2024 as nonaccrual. Based on management’s assessment, there was no valuation allowance on these loans at September 30, 2024.

◾	Deposits totaled $2,135,879,000 at September 30, 2024, up $76,570,000 (3.7%) from $2,059,309,000 at June 30, 2024, despite a decrease in brokered deposits of $14,450,000. Total deposits of $2,135,879,000, excluding brokered deposits of $45,051,000, were up $91,020,000 (4.6%) at September 30, 2024 from June 30, 2024, including a seasonal increase in deposits of Pennsylvania-based municipal customers of $47,320,000. Total deposits were up $110,882,000 (5.5%) at September 30, 2024 as compared to September 30, 2023, despite a decrease in brokered deposits of $17,461,000. At September 30, 2024, C&N’s estimated uninsured deposits totaled $655.6 million, or 30.5% of the Bank’s total deposits, as compared to $592.2 million, or 29.2% of the Bank’s total deposits at December 31, 2023. Included in uninsured deposits are deposits collateralized by securities (almost exclusively municipal deposits) totaling $183.3 million, or 8.5% of the Bank’s total deposits, at September 30, 2024 as compared to $151.0 million, or 7.4% of the Bank’s total deposits at December 31, 2023.

◾	C&N maintained highly liquid sources of available funds totaling $1.1 billion at September 30, 2024, including unused borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $737.3 million, unused availability on the Federal Reserve Bank of Philadelphia’s discount window of $18.6 million, available federal funds lines with other banks of $75 million and available-for-sale debt securities with a fair value in excess of collateral obligations of $223.1 million. At September 30, 2024, available funding from these sources totaled 160.8% of uninsured deposits, and 223.2% of uninsured and uncollateralized deposits.

◾	The outstanding balance of borrowed funds, including Federal Home Loan Bank advances, repurchase agreements, senior notes and subordinated debt, totaled $225,727,000 at September 30, 2024, down $16,434,000 from June 30, 2024 and up $37,695,000 from September 30, 2023.
◾	Total stockholders’ equity was $277,305,000 at September 30, 2024, up from $263,221,000 at June 30, 2024 and $240,205,000 at September 30, 2023. Within stockholders’ equity, the portion of accumulated other comprehensive loss related to available-for-sale debt securities was $30,396,000 at September 30, 2024, $41,710,000 at June 30, 2024 and $60,278,000 at September 30, 2023. The volatility in stockholders’ equity related to accumulated other comprehensive loss from available-for-sale debt securities has been caused by fluctuations in interest rates including overall increases in rates as compared to market rates when most of C&N’s securities were purchased. Accumulated other comprehensive loss is excluded from C&N’s regulatory capital ratios.

◾	On September 25, 2023, the Corporation announced a new treasury stock repurchase program. Under this program, C&N is authorized to repurchase up to 750,000 shares of its common stock. During the three-month period ended September 30, 2024, 3,538 shares were repurchased for a total cost of $60,000, at an average price of $17.06 per share. During the nine-month period ended September 30, 2024, 26,034 shares were repurchased for a total cost of

$443,000, at an average price of $17.02 per share. At September 30, 2024, there were 723,966 shares available to be repurchased under the program.

◾	Citizens & Northern Bank is subject to various regulatory capital requirements. At September 30, 2024, Citizens & Northern Bank maintains regulatory capital ratios that exceed all capital adequacy requirements. Management expects the Bank to remain well-capitalized for the foreseeable future.

◾	Trust assets under management by C&N’s Wealth Management Group amounted to $1,359,023,000 at September 30, 2024, up 5.8% from 1,284,674,000 at June 30, 2024, and up 20.4% from $1,128,600,000 at September 30, 2023. Fluctuations in values of assets under management reflect the impact of market volatility.

◾	Under U.S. GAAP, interest income on tax-exempt securities and loans are reported at their nominal amounts, with the tax benefit accounted for as a reduction in the income tax provision. C&N presents certain analyses and ratios with net interest income determined on a fully taxable-equivalent basis, which are non-GAAP financial measures as presented. C&N believes presentation of net interest income on a fully taxable-equivalent basis provides investors with meaningful information for purposes of comparing the returns on tax-exempt securities and loans with returns on taxable securities and loans. The excess of net interest income on a fully taxable-equivalent basis over the amounts reported under U.S. GAAP was $205,000, $202,000 and $212,000 for the third quarter 2024, second quarter 2024 and third quarter 2023, respectively. The excess of net interest income on a fully taxable-equivalent basis over the amounts reported under U.S. GAAP was $602,000 for the nine months ended September 30, 2024 and $720,000 for the nine months ended September 30, 2023.

Citizens & Northern Corporation is the bank holding company for Citizens & Northern Bank, headquartered in Wellsboro, Pennsylvania which operates 28 banking offices located in Bradford, Bucks, Cameron, Chester, Lycoming, Potter, Sullivan, Tioga, York and Lancaster Counties in Pennsylvania and Steuben County in New York, as well as a loan production office in Elmira, New York. Citizens & Northern Corporation trades on NASDAQ under the symbol “CZNC.” For more information about Citizens & Northern Bank and Citizens & Northern Corporation, visit www.cnbankpa.com.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; recent adverse developments in the banking industry highlighted by high-profile bank failures and the potential impact of such developments on customer confidence, sources of liquidity and capital funding, and regulatory responses to these developments; C&N’s credit standards and its on-going credit assessment processes might not protect it from significant credit losses; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in C&N’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; information security breach or other technology difficulties or failures; changes in accounting principles, or the application of generally accepted accounting principles; failure to achieve merger-related synergies and difficulties in integrating the business and operations of acquired institutions; and fraud and cyber malfunction risks as usage of artificial intelligence continues to expand. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.